Exhibit 15.2

To:

Mercurity Fintech Holding Inc.

1330 Avenue of the Americas, Fl 33,

New York, NY 10019

April 30, 2025

Dear Sir/Madam,

We, Beijing Chuting Law Firm, refer to the Annual Report for the fiscal year ended December 31, 2024 on Form 20-F as amended from time to time (the “Annual Report”) of Mercurity Fintech Holding Inc. (the “Company”), which will be filed with the Securities and Exchange Commission (the “SEC”).

We, being the PRC legal advisor to the Company in connection with the Annual Report, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the Annual Report, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Annual Report.

We also hereby consent to the filing of this consent letter in connection with the Annual Report with the SEC as exhibit to the Annual Report.

Yours faithfully,

/s/ Beijing Chuting Law Firm
Beijing Chuting Law Firm